Wonder Auto Technology, Inc. Announces Receipt of Letter from the Hearings Panel of Nasdaq

JINZHOU, China, September 9, 2011 -- Wonder Auto Technology, Inc. (“Wonder Auto” or the “Company”) (Nasdaq: WATG), a manufacturer of automotive electrical parts, safety products, suspension products and engine accessories in China, today announced that it has received notice that its appeal hearing with respect to Nasdaq’s previously announced decision to delist the Company’s common stock from trading on Nasdaq has been set for October 6, 2011.  As previously reported, the Company received a letter from the Listing Qualifications Department of Nasdaq on August 18, 2011 stating that based on the review of public documents and information provided by the Company, Nasdaq’s staff (the “Staff”) determined that the continued listing of the Company’s securities on Nasdaq is no longer warranted.  Following the receipt of that letter, the Company requested an oral hearing before the Panel to appeal the Staff’s determination.

In addition, Nasdaq has notified the Company that the trading halt on the Company’s securities will be lifted as of the opening of the market on September 12, however, trading of the common stock of the Company will remain suspended on Nasdaq pending the results of the delisting hearing.  As a result of the lifting of the trading halt, the Company’s common stock will become eligible to be traded on the over-the-counter bulletin board commencing September 12, 2011.

The Company’s Audit Committee is still conducting its investigation into certain alleged related-party transactions and other matters as well as whether the Company’s financial statements have been manipulated and falsified by former senior corporate officers (the “Investigation”). The Company is working diligently to complete its delinquent Forms 10-K and 10-Q and expects the reports to be completed as soon as possible following the conclusion of the Investigation.  The Company intends to seek relief from the Nasdaq delisting determination and a further extension of time to file its delinquent reports.

There is no assurance that the Panel will grant the Company’s request for relief from the delisting determination.  If the Company’s request is denied, the Company’s securities will be delisted from Nasdaq.

Safe Harbor Statement

This release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, the Company’s intent to appeal the Staff’s determination and the resumption of trading of the Company’s securities.  Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “hopes,” “intends,” “may,” “will,” or similar expressions. Such information is based upon assumptions and expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company's control and based upon premises with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this report. Factors that could impact these forward looking statements include, among others, the progress of the Investigation, the findings of the Audit Committee, the Company’s ability to complete its filings following the completion of the Investigation, including securing adequate resources to complete such filings, the timing and scope of third-party review of the filings (such as legal and auditor review), the implementation of internal controls or other recommended measures that may be identified in the Investigation and need to be addressed in order to complete the filings, and other matters. For a description of the other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company's subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov. All information in this release is as of the date of the release only.

About Wonder Auto

Wonder Auto Technology, Inc. is a Nevada holding company with operating subsidiaries in China primarily engaged in the business of designing, developing, manufacturing and selling automotive electric parts, automotive safety products, suspension products and engine components. Our products include alternators and starters, airbags, pretensioners and steering wheels, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been manufacturing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, in 2009 we ranked second and fourth in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinzhou Jinheng has been designing and developing airbags for over 10 years. We believe that we were the largest Chinese brand airbag manufacturer in terms of sales volume in 2009 and the biggest Chinese pretensioner manufacturer. Our subsidiary Jinan Worldwide has been producing engine valves and tappets for over 50 years. We believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume. Our subsidiary Jinzhou Wanyou is supplying rods and shafts to suspension system manufacturers worldwide. We believe that we are one of the largest independent suppliers of rods and shafts for suspension system manufacturers in the world in terms of sales volume.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to-medium sized engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets.